Exhibit 99.1

LightPath Technologies

Fiscal 2006 Third Quarter Comments

For Immediate Release

(April 13, 2006) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that projected results for its third quarter of fiscal 2006 include sales of approximately $3.11 million compared with $2.95 million in the second quarter of fiscal 2006, an increase of 5%. Compared to the third quarter of the prior year, when the Company reported sales of approximately $3.06 million, sales increased 2%.

This quarter we continue to see a mix change in the markets we serve. For example the defense applications have nearly doubled year over year. By the nature of the market segment, defense applications require longer-term design engineering and marketing efforts to develop large-scale, long-term manufacturing opportunities. We anticipate continued growth in defense applications. Additionally, we have seen some increased business in various traditional communications applications.

At March 31, 2006, our Disclosure Backlog was $3.5 million, an increase of 40% over our Disclosure Backlog at March 31, 2005 of $2.5 million. As reported in our Annual Report on Form 10-K for June 30, 2005, we had a “Disclosure Backlog” (as defined therein) at that date of $2.6 million.

The $3.1 million of quarterly revenues were below our internal targets. The main issues facing LightPath in executing its business plan this quarter were: manufacturing scheduling, coordination between manufacturing facilities, and a temporary leadership void in the manufacturing and financial areas. The manufacturing of product and fulfillment of orders throughout the quarter were delayed until quarter end. This has negatively impacted our gross margins and working capital use. We are still evaluating the financial impacts; however we will be significantly below our internal targets for profits and cash flow. However, in spite of these issues we shipped $1.6 million of product in the month of March 2006, or 51% of quarterly revenue. This is a company record and indicates that our execution issues are being resolved.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, “We are very disappointed with our overall execution especially by the manufacturing impacts in the last quarter. However our backlog continues to grow with new business opportunities. This past quarter has increased spending on investments in manufacturing in both Shanghai and Orlando, and engineering new designs. Shanghai is delivering on it cost commitments and has produced 10% of our molded optics production in the last quarter and we expect a significant increase as we ramp-up production this quarter. The mix of markets we serve has strengthened since last Fiscal Year with new defense applications. We have seen some improvement in the communications market applications, while providing higher revenue this still remains lower margin. This highlights the importance of our ongoing market diversification initiatives. Last year we introduced Black Diamond ™ enabling high performance, cost-effective LWIR molded aspheric lenses, this month we will introduce more new products at the SPIE Defense and Security show in Orlando for thermal imaging systems. These LWIR lenses are used in a variety of markets including defense, industrial, commercial and automotive. We expect that the current quarter will put us on a path to exceed the quarter ending December 2005 financial results.”

Ken Brizel also commented, “Moving forward our priorities are to revise the internal reporting process for more timely flow of intra-quarter information and enhanced coordination between our Orlando and Shanghai manufacturing facilities. Due to the nature of the manufacturing issues experienced, Bob Reichert will step down and a search will be underway for a VP of Global Manufacturing.”

Webcast Details:

LightPath plans to hold an audio webcast at 3:00 p.m. EDT on Monday, May 8, 2006 to discuss details regarding the company’s performance for the third quarter and first nine months of fiscal 2006. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts: Dorothy Cipolla, CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.